Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Clarkston State Bank — 100% owned
Incorporated as a Michigan banking corporation
15 South Main Street
Clarkston, Michigan 48346

Clarkston Capital Trust I
Incorporated as a Delaware statutory trust
15 South Main Street
Clarkston, Michigan 48346